News Release
FOR IMMEDIATE RELEASE
CENTRUE FINANCIAL CORPORATION
ANNOUNCES 2016 THIRD QUARTER RESULTS
Highlights

•	Net income for the third quarter 2016 was $1.1 million flat to net income for the same period in 2015.

•	Income before income taxes for the third quarter was $2.0 million, representing a $0.9 million, or 81.8%, increase over the third quarter 2015.

•
Total loans increased by $21.7 million, or 3.4%, from December 31, 2015 and $54.9 million, or 9.0% from September 30, 2015. Excluding $13.1 million in loans related to the sale of branches in the second quarter 2016, loans increased $34.8 million, or 5.5%, from December 31, 2015 and $68.0 million, or 11.4%, from September 30, 2015.

•
Total deposits increased by $42.5 million, or 5.9% from December 31, 2015, and by $51.5 million, or 7.3%, from third quarter 2015. Excluding $51.7 million in deposits related to the sale of branches, deposits increased $94.2 million, or 14.1%, from December 31, 2015 and $103.2 million, or 15.7%, from September 30, 2015.

•
Nonperforming assets declined $6.5 million, or 45.1%, to $7.9 million from December 31, 2015 and $7.9 million, or 50.0%, from September 30, 2015. Nonperforming assets to total assets declined to 0.79% from 1.50% at December 31, 2015 and from 1.67% at September 30, 2015.

•	Book value per common share and tangible book value per common share equaled $18.92 and $18.90, respectively, at September 30, 2016.
OTTAWA, IL, November 2, 2016 - Centrue Financial Corporation (the “Company” or “Centrue”) (NASDAQ: CFCB), parent company of Centrue Bank, reported third quarter 2016 net income of $1.1 million, or $0.15 per common diluted share, as compared to $1.1 million, or $0.11 per common diluted share, for the third quarter 2015.
For the first nine months of 2016, the Company reported net income of $4.1 million, or $0.59 per common diluted share, as compared to net income of $4.0 million, or $3.68 per common diluted share, for the same period in 2015. Excluding the net after tax gain on sale of branches in 2016 of $1.1 million and the $1.8 million gain on debt extinguishment and redemption of the Series C preferred stock at a 58.2% discount in 2015, the Company had net income of $3.0 million for the first nine months of 2016, or $0.42 per common diluted share, as compared to net income of $2.3 million, or $0.19 per common diluted share, for the same period in 2015.
“Heading into 2016, our goal was to build off of the positive momentum we had throughout 2015. Now, as we are winding down the year, we have seen just that,” remarked President & CEO Kurt R. Stevenson. “We continue to experience strong organic loan growth and increases in core deposits. Among the most notable trends is the extremely positive asset quality indicators achieved during the quarter including a 61.5% drop in non-performing loans on a year-over-year basis. We also made significant progress this quarter in reducing our OREO holdings and retained a $9.0 million allowance for loan losses. On October 27, 2016, we purchased and retired $10.3 million of subordinated debentures for $9.3 million and will record a $1.0 million gain on debt extinguishment in the fourth quarter. I believe we are well-positioned to end the year strong and continue our strategy of growing our loan portfolio organically with new quality relationships.”
Securities
Total securities equaled $193.7 million at September 30, 2016, representing an increase of $13.1 million, or 7.25%, from December 31, 2015 and a decrease of $21.0 million, or 9.8% from the same quarter in 2015. The net increase from December 31, 2015 was a strategic decision to increase earning assets by growing securities and loans.
Loans
Total loans equaled $666.8 million, representing an increase of $21.7 million, or 3.4%, from December 31, 2015 and an increase of $54.9 million, or 9.0% from the same period-end in 2015. Excluding $13.1 million in loans related to the branch sales, loans increased $34.8 million, or 5.5%, from December 31, 2015 and $68.0 million, or 11.4%, from September 30, 2015. The overall net increase was driven by new organic loan growth throughout the Company footprint.
Funding and Liquidity
Total deposits equaled $761.0 million, representing an increase of $42.5 million, or 5.9%, from December 31, 2015 and an increase of $51.5 million, or 7.3%, from September 30, 2015. Excluding $51.7 million in deposits related to the sale of branches, deposits increased $94.2 million, or 14.1%, from December 31, 2015 and $103.2 million, or 15.7%, from September 30, 2015.
The Company's overall liquidity position remains strong with funding available for new loan opportunities and to meet all obligations. The Company purchased and retired $10.3 million of subordinated debentures for $9.3 million on October 27, 2016 and will record a $1.0 million gain on debt extinguishment in the fourth quarter.
Credit Quality
Key credit quality metrics are as follows:

•
Nonperforming assets (nonaccrual, 90 days past due, troubled debt restructures and OREO) decreased to $7.9 million at September 30, 2016, a decrease of $6.5 million and $7.9 million from December 31, 2015 and September 30, 2015, respectively. The ratio of nonperforming assets to total assets was 0.79% at September 30, 2016 compared to 1.50% at December 31, 2015 and 1.67% at September 30, 2015.

•
Nonperforming loans (nonaccrual, 90 days past due and troubled debt restructures) decreased to $2.3 million at September 30, 2016, from $6.0 million at December 31, 2015 and September 30, 2015. During the second quarter 2016, the Company’s largest nonperforming loan totaling $3.1 million was paid off. The $3.7 million decrease from third quarter of 2015 was due to a combination of successful loan workout strategies and charge-offs. The level of nonperforming loans to end of period loans was 0.35% at September 30, 2016, compared to 0.93% at December 31, 2015 and 0.99% at September 30, 2015.

•	There was no provision for loan losses recorded during the third quarter 2016 and 2015.

•	Other real estate owned decreased to $5.5 million at September 30, 2016 from $8.4 million at December 31, 2015 and $9.8 million at September 30, 2015.

•	The allowance for loan losses was $9.0 million or 1.35% of total loans at September 30, 2016, compared to 1.33% at December 31, 2015 and 1.37% at September 30, 2015.

•	The coverage ratio (allowance for loan losses to nonperforming loans) was 388.50% at September 30, 2016, compared to 143.02% at December 31, 2015 and 139.24% at September 30, 2015.

•
Net loan charge-offs for the third quarter of 2016 resulted in a net recovery of $0.1 million equaling (0.01%) of average loans, compared with a net loan charge-offs of $0.2 million, or 0.04% of average loans for the quarter ended September 30, 2015.

Net Interest Margin
The Company’s net interest margin was 3.38% for the third quarter of 2016, representing a decrease of 11 basis points from 3.49% recorded in the second quarter of 2016 and an increase of 4 basis points from 3.34% in the third quarter of 2015. The decrease in the net interest margin is being driven by an increase to cost of funds and a decrease on yields in the securities portfolio driven by heavier levels of prepayments in the mortgage-backed securities.
Noninterest Income and Expense
Noninterest income totaled $2.5 million for the third quarter of 2016, compared to $3.2 million for the same period in 2015. Excluding gains related to the sale of OREO, securities and other non-recurring gains, noninterest income decreased $0.2 million. The $0.2 million decrease is mainly attributed to a decrease in income from service charges and from real estate owned. For the nine months ended September 30, 2016, noninterest income totaled $9.0 million, compared to $9.8 million for the same period in 2015. Excluding gains related to the sale of OREO, securities and other non-recurring gains, noninterest income decreased $0.5 million. The $0.5 million decrease is attributed to a decrease in mortgage banking income along with the same reasons as stated for the quarter.
Total noninterest expense for the third quarter of 2016 was $7.7 million, compared to $8.8 million for the third quarter 2015. Excluding OREO valuation adjustments recorded in both periods and other non-recurring items, noninterest expense levels decreased by $0.1 million, or 1.3%. This $0.1 million decrease was mainly driven by lower FDIC insurance premiums, loan processing and collection costs, marketing and OREO carrying costs. For the nine months ended September 30, 2016, noninterest expense totaled $23.7 million, compared to $25.0 million for the same period in 2015. Excluding OREO valuation adjustments recorded in both periods and other non-recurring items, noninterest expense levels decreased by $0.2 million, or 0.8%. This $0.2 million decrease was attributed to the same reasons as stated above.
Income Taxes
The Company’s effective tax rate as of September 30, 2016 increased to 46.6% from 36.4% at June 30, 2016 due to the execution of a tax planning strategy.
Capital Management
The following table presents the regulatory capital ratios as of September 30, 2016 and December 31, 2015.

	Centrue Financial		Centrue Bank
	Sep 30, 2016	Dec 31, 2015	Sep 30, 2016	Dec 31, 2015
Capital ratios: (1)
Total risk-based capital	16.16%	15.64%	15.68%	15.59%
Common equity tier 1 capital	13.69	14.23	14.52	14.45
Tier 1 risk-based capital	15.00	14.51	14.52	14.45
Tier 1 leverage ratio	12.22	12.10	11.82	11.97

(1)	Capital ratios shown for September 30, 2016 are in excess of the BASEL III 2016 phase-in level for the capital conservation buffer.

____________________________________________
About the Company
Centrue Financial Corporation is a regional financial services company headquartered in Ottawa, Illinois and devotes special attention to personal service. The Company serves a market area which extends from the far western and southern suburbs of the Chicago metropolitan area across Central Illinois and metropolitan St. Louis.
Further information about the Company is available at its website at http://www.centrue.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934 as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by the use of words such as "believe," "expect," "intend," "anticipate," "estimate," or "project" or similar expressions. The Company’s ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in: interest rates; general economic conditions; legislative/regulatory changes; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality and composition of the loan or securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company’s market areas; the Company’s implementation of new technologies; the Company’s ability to develop and maintain secure and reliable electronic systems; and accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Contact:	Daniel R. Kadolph
Chief Financial Officer
Centrue Financial Corporation
daniel.kadolph@centrue.com
(815) 431-2838
Accompanying Financial Statements and Tables

▪	Unaudited Selected Quarterly Consolidated Financial Data

CENTRUE FINANCIAL CORPORATION
Unaudited Selected Quarterly Consolidated Financial Data
(In Thousands, Except Share Data)

	Quarters Ended
	09/30/16	6/30/16	3/31/16	12/31/15	09/30/15
Balance Sheet
Assets
Cash and cash equivalents	$44,745	$27,024	$23,379	$27,655	$45,686
Securities	193,744	170,609	179,881	180,556	214,701
Loans held for sale	—	187	182	735	214
Loans (2)	666,795	657,754	660,900	645,071	611,918
Allowance for loan losses	(9,021)	(8,925)	(8,974)	(8,591)	(8,403)
Loans, net of allowance	657,774	648,829	651,926	636,480	603,515
Other real estate owned	5,541	6,765	7,377	8,401	9,755
Other assets (2)	98,279	99,243	106,272	107,391	69,805
Total assets	$1,000,083	$952,657	$969,017	$961,218	$943,676
Liabilities and stockholders' equity
Deposits	$760,951	$716,424	$729,269	$718,504	$709,535
Non-deposit funding	108,922	106,434	111,461	115,618	144,757
Other liabilities	4,328	4,805	5,462	5,815	5,636
Total liabilities	874,201	827,663	846,192	839,937	859,928
Stockholders' equity	125,882	124,994	122,825	121,281	83,748
Total liabilities and stockholders' equity	$1,000,083	$952,657	$969,017	$961,218	$943,676
Statement of Income
Interest income	$7,928	$7,862	$7,913	$7,678	$7,336
Interest expense	712	646	651	597	599
Net interest income	7,216	7,216	7,262	7,081	6,737
Provision for loan losses	—	—	300	375	—
Net interest income after provision for loan losses	7,216	7,216	6,962	6,706	6,737
Noninterest income	2,499	4,242	2,263	2,587	3,238
Noninterest expense	7,741	8,112	7,866	8,261	8,842
Income before income taxes	1,974	3,346	1,359	1,032	1,133
Income tax expense (benefit)	919	1,218	441	(37,562)	45
Net income	$1,055	$2,128	$918	$38,594	$1,088
Net income available to common stockholders	$973	$2,045	$836	$38,511	$693
Per Share
Diluted earnings per common share	$0.15	$0.31	$0.13	$5.92	$0.11
Book value per common share	18.92	18.78	18.45	18.21	12.51
Tangible book value per common share	18.90	18.72	18.35	18.08	12.33
Basic weighted average common shares outstanding	6,513,694	6,513,694	6,513,694	6,503,170	6,485,218
Diluted weighted average common shares outstanding	6,516,884	6,514,230	6,513,694	6,503,170	6,485,218
Common shares outstanding	6,513,694	6,513,694	6,513,694	6,513,694	6,485,218
Earnings Performance
Return on average total assets	0.42%	0.88%	0.38%	16.25%	0.47%
Return on average stockholders' equity	3.35	6.96	3.03	182.21	5.17
Net interest margin	3.38	3.49	3.48	3.37	3.34
Efficiency ratio (1)	77.43	80.57	79.96	82.77	80.16
Bank net interest margin	3.46	3.56	3.55	3.44	3.40
Asset Quality
Nonperforming assets to total end of period assets	0.79%	0.98%	1.34%	1.50%	1.67%

CENTRUE FINANCIAL CORPORATION
Unaudited Selected Quarterly Consolidated Financial Data
(In Thousands, Except Share Data)

Nonperforming loans to total end of period loans	0.35	0.38	0.85	0.93	0.99
Net loan charge-offs (recoveries) to total average loans	(0.01)	0.01	(0.01)	0.03	0.04
Allowance for loan losses to total end of period loans	1.35	1.36	1.36	1.33	1.37
Allowance for loan losses to nonperforming loans	388.50	353.33	158.97	143.02	139.24
Nonperforming loans	2,322	2,526	5,645	6,007	6,035
Nonperforming assets	7,863	9,291	13,022	14,408	15,790
Net loan charge-offs (recoveries)	(96)	49	(83)	185	242
Capital (3)
Total risk-based capital ratio	16.16%	16.46%	15.63%	15.64%	15.71%
Common equity tier 1 risk-based capital ratio	13.69	13.97	13.26	14.23	11.43
Tier 1 leverage ratio	12.22	12.17	11.72	12.10	11.49

(1)
Calculated as noninterest expense less amortization of intangibles and expenses related to other real estate owned divided by the sum of net interest income before provisions for loan losses and total noninterest income excluding securities gains and losses, OREO rental income, and gains on sale of assets.

(2)	Included in Loans and Other assets at March 31, 2016 are $10.9 million and $5.1 million, respectively, of branch assets held for sale relating to branch sales.

(3)	Capital ratios shown for March 31, 2016, June 30, 2016 and September 30, 2016 are in excess of the BASEL III 2016 phase-in level for the capital conservation buffer.